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                               UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C.

                          SCHEDULE 14A INFORMATION

              PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
[ ]    Definitive Proxy Statement
[X]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Rule 14a-12

                         BEVERLY ENTERPRISES, INC.
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              (Name of Registrant as Specified in its Charter)

                             ARNOLD M. WHITMAN
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        (Name of Person(s) Filing Proxy Statement, if other than the
                                Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act
      Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

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      (2)  Aggregate number of securities to which transaction
           applies:

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      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      (4)  Proposed maximum aggregate value of transaction:

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      (5)  Total fee paid:

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[ ]   Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

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      (4)  Date Filed:

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

                                                                 March 14, 2005

Dear Fellow Beverly Shareholders:

As you may know, Formation Capital, LLC and its partners, Appaloosa Management L.P. and Franklin Mutual Advisers, LLC - who, together, own approximately 8.1% of the outstanding shares of Beverly Enterprises - have offered to buy all of the remaining shares of Beverly.

              OUR PROPOSAL WOULD PROVIDE SUPERIOR VALUE TODAY
                        TO ALL BEVERLY SHAREHOLDERS

Our offer would deliver to shareholders $11.50 per share. We believe this proposal provides far greater value than Beverly can generate as a stand-alone company. If the Board and its advisors fairly and objectively evaluate our proposal, we are confident that they will recognize that our proposed transaction is compelling, could be completed promptly and will provide shareholders with cash value greater than Beverly could achieve on its own. In fact:
o Our proposal represents a premium of 46% to the average closing price of Beverly's shares from December 31, 2003 through January 24, 2005, the last trading day before we made our proposal public.
o When we disclosed our offer price, it was higher than any closing price for the Beverly shares since August 2001 - indeed, the stock had not closed above $10.00 since October 2001.

As noted in a J.P. Morgan Securities analyst report dated January 25, 2005:

     "...THE $11.50 PURCHASE PRICE PROPOSED IMPLIES A MULTIPLE OF 8.3X [EV/EBITDAR] ...THIS REPRESENTS A PREMIUM RELATIVE TO BEVERLY'S PRE-EXISTING MULTIPLE OF 6.8X AND -MORE IMPORTANTLY - FALLS WELL ABOVE THE RANGE ESTABLISHED BY THE COMPANIES THAT WE VIEW TO BE ITS HIGHER-QUALITY PEERS. MOST NOTABLY, THE PURCHASE PRICE MULTIPLE IS HIGHER THAN THAT PRESENTLY BEING ASCRIBED TO HCR MANOR CARE (AT 8.0X), WHICH LIKEWISE OWNS MOST OF ITS REAL ESTATE ASSETS."

Of course, since our interest in purchasing the Company became public, the share price has traded above our initial $11.50 offer. Indeed, if justified by due diligence, we might even pay more.

             BEVERLY'S MANAGEMENT SIMPLY REFUSES TO TALK TO US
             AND THEREFORE IS NOT ACTING IN YOUR BEST INTERESTS

Unfortunately, your management and Board of Directors not only rejected our offer, but they have refused to engage in any discussions with us, or let us do any due diligence! We had no choice other than to commence a proxy contest to give the shareholders, the true owners of Beverly, the opportunity to decide for themselves whether or not the current directors are acting to maximize shareholder value.

The current Board has recently taken a series of steps that appear designed to entrench themselves and fly in the face of good corporate governance practices. They imposed a poison pill on shareholders and accelerated the date of the annual shareholder meeting in an unsuccessful attempt to prevent us from proposing a slate of directors. And, the "Long-Term Care Resident Protection Act" that was recently proposed in the Arkansas legislature appears to be nothing more than a thinly disguised vehicle designed to further entrench the Board and management at Beverly with no regard as to the interest and will of its shareholders. While the bill purports to protect residents of long-term care facilities, it does nothing to advance that goal. Moreover, we believe the bill would violate Federal and State law.

WE WOULD ENCOURAGE YOU TO ASK OF BEVERLY'S BOARD AND MANAGEMENT:

o    WHY NOT TALK TO FORMATION?

o WHY NOT SEE WHAT FORMATION WILL OFFER FOR YOUR SHARES AFTER THE OPPORTUNITY TO CONDUCT DUE DILIGENCE?

o    ARE YOU ACTING IN THE BEST INTERESTS OF YOUR SHAREHOLDERS?

       FORMATION HAS NOMINATED SIX INDEPENDENT DIRECTORS WHO WILL ACT
                 IN THE BEST INTERESTS OF ALL SHAREHOLDERS

Given Beverly's actions, we have nominated for election at Beverly's upcoming annual meeting a slate of directors who will represent the best interests of all Beverly shareholders. This slate is comprised of independent, highly qualified nominees with relevant board and health care industry experience. Notably, two of our nominees are former Mariner Health Care directors who recently maximized value for the Mariner shareholders through a sale of the Company. Our proxy statement contains biographies of our nominees.

If elected, these nominees will, subject to their fiduciary duties, be committed to maximizing the value of your investment in Beverly by implementing a process that would give due consideration to our offer as well as any other proposals the Company may receive from us or others.

           UNDER ITS CURRENT LEADERSHIP BEVERLY HAS SIGNIFICANTLY
                   UNDERPERFORMED COMPARED TO ITS PEERS

Beverly's management would have you believe that it can create more value for shareholders on its own. Let history speak for itself. What kind of value has Beverly CEO Bill Floyd and his management delivered to you?

Mr. Floyd argues that your share price has more than quadrupled since January 2003 when the stock was as low as $1.91 per share. What Mr. Floyd fails to note is that on January 31, 2001, the day before he became Beverly's CEO, the company's shares closed at $7.49.

     "THE REALITY IS THAT BEVERLY SHARES HAVE NOT TRADED AS HIGH AS THEY ARE NOW SINCE JULY 2001, WHEN THEY HIT $12.10 PER SHARE AFTER BEVERLY ANNOUNCED IT HAD, AT LONG LAST, SECURED A BUYER FOR ITS FLORIDA NURSING HOME OPERATIONS. AND WHO WAS THAT BUYER? FORMATION CAPITAL, OF COURSE."

                                                        STEVE MONROE
                                                        THE SENIORCARE INVESTOR
                                                        FEBRUARY 7TH, 2005

Since Mr. Floyd became Beverly's CEO, the company's share price has significantly underperformed relative to others in the industry. On October 1, 2004, the trading day before we first began investing in Beverly, the Beverly shares closed at $7.53, only 0.5% above the closing Beverly share price on the day before Mr. Floyd became Beverly's CEO. As demonstrated in the table below, it's clear that Beverly's stock performance has significantly lagged that of others in the industry:

------------------ ---------------- ----------------------- -------------------
        TIME              BEVERLY            PEER                   PEER
       PERIOD           PERFORMANCE         COMPANY              PERFORMANCE
------------------ ---------------- ----------------------- -------------------
1/31/2001-10/1/2004       0.5%       Manor Care, Inc. (HCR)        58.7%
------------------ ---------------- ----------------------- -------------------
1/31/2001-10/1/2004       0.5%       Extendicare Inc. (EXE)       360.4%
------------------ ---------------- ----------------------- -------------------
12/2/2003-10/1/2004(1)  -10.9%       Genesis HealthCare
                                       Corporation (GHCI)          34.2%

5/1/2001-0/1/2004(2)     -2.2%       Kindred Healthcare, Inc.
                                       (KND)                       59.1%
------------------ ---------------- ----------------------- -------------------
5/23/2002-6/28/2004(3)    0.6%       Mariner Health Care, Inc.
                                       (MHCA)                      48.9%
------------------ ---------------- ----------------------- -------------------

     ------------------

1 Reflects period from December 2, 2003, the first trading day after GHCI was spun-off by Genesis Health Ventures, Inc. until October 1, 2004, the trading day before the Consortium began making significant market purchases of Beverly shares.

2 Reflects period from May 1, 2001 (first available stock price data on Bloomberg) after KND emerged from bankruptcy on April 20, 2001 until October 1, 2004.

3 Reflects period from May 23, 2002 (first available stock price data on Bloomberg) after MHCA emerged from bankruptcy on May 13, 2002 until June 28, 2004 (the last trading day prior to the announcement of its sale to National Senior Care, Inc.).

    -------------------

Mr. Floyd argues, "the Board and management of Beverly Enterprises have turned around the company's operating and financial performance" (Letter from W. Floyd to A. Whitman on 1/27/05). In reality, under the management of Mr. Floyd, Beverly's overall performance has been stagnant. In fact, Beverly's EBITDA margin has remained flat at 9% since 2001. And, the EBITDA margin in Beverly's senior nursing facility (SNF) business has actually declined since 2000, despite a three-year program to divest underperforming facilities.

The fact is that Beverly's management has failed to deliver value to shareholders, and the offer by Formation Capital and its partners would deliver immediate and concrete value today.

      FORMATION CAPITAL AND ITS PARTNERS ARE TOTALLY COMMITTED TO THIS
        TRANSACTION AND HAVE THE RESOURCES TO MAKE THIS DEAL HAPPEN

Formation Capital and its partners, Appaloosa Management L.P and Franklin Mutual Advisers, LLC, have the experience, financial strength and resources to ensure that Beverly's management and Board are not able to deny you the benefits this transaction would bring. Appaloosa, formed in 1993, is one of the largest hedge funds in the country, with over $3.5 billion under management. Franklin Mutual is a subsidiary of Franklin Resources, Inc., the largest publicly traded mutual fund company in the United States. Franklin Mutual manages the Mutual Series family of public mutual funds, with over $35 billion under management.

Formation Capital, Appaloosa and Franklin Mutual have committed to provide an aggregate equity contribution of $375 million to the newly formed acquisition entity, consisting of $150 million from Appaloosa, $175 million from Franklin Mutual and $50 million from Formation. In addition, we have numerous expressions of interest from financial institutions willing to commit to debt financing for a transaction and are in the process of negotiating the material terms of the debt financing. Based on these negotiations, we are confident in our ability to obtain the full amount of the financing necessary to complete a transaction.

To underscore how serious we are, we have also retained the highest quality legal and financial counsel to ensure this transaction is completed and you receive the full value for your shares.

         FORMATION CAPITAL HAS A PROVEN TRACK RECORD IN HEALTHCARE

Formation has a proven track record in healthcare. Formation has focused on the healthcare industry, providing equity to the senior housing and long-term care industry, since its founding in 1999. We believe that creating value can only happen when high quality patient care comes first. Currently, Formation manages assets in excess of $650 million in value. Over the last three years, Formation and its partners have acquired an ownership interest in 152 facilities in 20 states, including 49 skilled nursing facilities and four assisted living centers we bought from Beverly in Florida in 2002. AT THE FACILITIES WE BOUGHT FROM BEVERLY IN 2002, PATIENT CARE METRICS ACTUALLY IMPROVED AFTER THE TRANSACTION. According to the records of State of Florida Agency for Healthcare Administration
(AHCA), the number of Federal deficiencies at these facilities that constitute actual harm in scope and severity was reduced by 51% from 2001 to 2004(4).

-------------------

4    Source: State of Florida Agency for Healthcare Administration (AHCA).



How have we delivered high quality patient care? At Formation, our philosophy is to separate the real-estate business from the care operations and create a regional or locally-based structure that incentivizes operators to provide the best possible care. We believe our track record clearly demonstrates how this model results in patients' receiving excellent care and provides unparalleled opportunities for empowering employees.

WE ARE FIRMLY CONVINCED THAT PURSUING OUR PROPOSAL WOULD MAXIMIZE VALUE FOR SHAREHOLDERS AND, AT THE SAME TIME, ENSURE HIGH QUALITY CARE FOR PATIENTS AND - DESPITE WHAT BILL FLOYD SAYS - WE ARE CONFIDENT WE WILL BE ABLE TO FINANCE OUR PROPOSAL.

                       HOW TO PROTECT YOUR INTERESTS

Enclosed is Formation Capital's definitive proxy statement, which includes important information related to the election of Beverly directors. To maximize the value of your investment, we urge you to VOTE FOR OUR NOMINEES by signing, dating and returning the enclosed BLUE proxy card. If you have previously signed a white proxy card, you can automatically revoke it by signing, dating and returning the enclosed BLUE proxy card in the accompanying envelope.

If you have any questions about voting, or for more information, please call our proxy solicitors, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

Thank you & Sincerely,

Arnold M. Whitman
Chief Executive Officer
Formation Capital

                           IMPORTANT INFORMATION

On March 14, 2005, Arnold Whitman filed a definitive proxy statement with the SEC for the solicitation of the stockholders of Beverly Enterprises in connection with the Company's 2005 annual meeting of stockholders. Security holders of Beverly Enterprises are urged to read the proxy statement and any other proxy solicitation materials filed by Mr. Whitman because they contain (or will contain) important information. Mr. Whitman and certain other persons may be deemed to be "participants in the solicitation" (as defined in Instruction 3 to Item 4 of Schedule 14A of the Securities and Exchange Act of 1934, as amended) of the stockholders of Beverly Enterprises in connection with the Company's 2005 annual meeting of stockholders. A list of these persons and a description of their interests in the solicitation is included in the definitive proxy statement.

Investors may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Whitman with the SEC at the SEC's website at www.sec.gov. Investors will also be able to obtain a free copy of the definitive proxy statement and these other documents by contacting MacKenzie Partners, Inc., the proxy solicitor retained in connection with the solicitation, at (212) 929-5500 (call collect) or (800) 322-2885 (call toll-free) or by email at proxy@mackenziepartners.com.

Consent has not been sought or obtained for the use, as proxy-soliciting material, of previously published material reproduced in this document.



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